Exhibit 16.1

December 1, 2003

Securities and Exchange Commission
Washington, D.C.



Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on November 14, 2003, to be filed by our former client, UltraStrip Systems Inc. We agree with the statements made in response to that item insofar as they relate to our Firm.



Very truly yours,
/s/ BDO Seidman, LLP
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